EXHIBIT 99.3

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss)

(Unaudited - Expressed in thousands of U.S. Dollars, except per share amounts)

		Three Months Ended June 30		Six Months Ended June 30
	Notes	2022	2021	2022	2021

REVENUE
Petroleum and natural gas sales, net of royalties	18	74,690	50,595	127,644	68,647
Finance revenue		3	3	3	6
Other revenue		1	33	1	33
		74,694	50,631	127,648	68,686

EXPENSES
Production and operating	7,18	14,830	19,722	28,109	29,171
Selling costs		2,010	1,671	2,493	1,705
General and administrative		8,077	3,670	14,942	8,707
Foreign exchange loss		13	10	5	43
Finance costs	6	717	333	1,271	803
Depletion, depreciation and amortization	9	7,299	6,959	14,169	11,774
Asset retirement obligation accretion	10	86	45	159	111
Gain on concession merger	5	-	-	(7,953)	-
Loss on financial instruments	4	148	4,894	1,554	9,409
Impairment reversal	9	-	-	(25,983)	-
		33,180	37,304	28,766	61,723

Earnings before income taxes		41,514	13,327	98,882	6,963

Income tax expense - current		9,381	5,605	17,939	10,265
NET EARNINGS (LOSS)		32,133	7,722	80,943	(3,302)

OTHER COMPREHENSIVE (LOSS) INCOME
Currency translation adjustments		(1,815)	772	(1,083)	1,166
COMPREHENSIVE INCOME (LOSS)		30,318	8,494	79,860	(2,136)

Net earnings (loss) per share	16
Basic		0.44	0.11	1.11	(0.05)
Diluted		0.44	0.11	1.09	(0.05)

See accompanying notes to the Condensed Consolidated Interim Financial Statements

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

Condensed Consolidated Interim Balance Sheets

(Unaudited - Expressed in thousands of U.S. Dollars)

		As at	As at
	Notes	June 30, 2022	December 31, 2021

ASSETS
Current
Cash		61,175	37,929
Accounts receivable	4,5	74,790	12,217
Prepaids and other		5,328	4,024
		141,293	54,170
Non-Current
Intangible exploration and evaluation assets	8	2,737	2,673
Property and equipment
Petroleum and natural gas assets	9	208,510	173,804
Other	9	2,296	2,202
Deferred taxes		-	6,246
		354,836	239,095

LIABILITIES
Current
Accounts payable and accrued liabilities	13	42,707	26,112
Share-based compensation liabilities	15	8,286	6,174
Modernization payment liabilities	5	9,555	-
Derivative commodity contracts	4	858	88
Lease obligations	11	1,245	764
		62,651	33,138
Non-Current
Long-term debt	12	3,102	3,040
Asset retirement obligations	10	11,335	14,102
Share-based compensation liabilities	15	1,892	3,959
Modernization payment liabilities	5	24,620	-
Lease obligations	11	1,005	36
Deferred taxes		-	6,246
		104,605	60,521

SHAREHOLDERS’ EQUITY
Share capital	14	153,118	153,021
Accumulated other comprehensive income		755	1,838
Contributed surplus	15	23,905	24,896
Retained earnings (deficit)		72,453	(1,181)
		250,231	178,574
		354,836	239,095

Commitments and Contingencies (Note 13)

See accompanying notes to the Condensed Consolidated Interim Financial Statements

Approved on behalf of the Board:

Signed by:

“Randy C. Neely”	“Jennifer Kaufield”

Randy C. Neely	Jennifer Kaufield
President & CEO	Audit Committee Chair
Director	Director

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

(Unaudited - Expressed in thousands of U.S. Dollars)

		Six Months Ended June 30
	Notes	2022	2021

Share Capital
Balance, beginning of period		153,021	152,805
Stock options exercised	14	(990)	-
Transfer from contributed surplus on exercise of options	14	1,087	-
Balance, end of period		153,118	152,805

Accumulated Other Comprehensive Income
Balance, beginning of period		1,838	1,900
Currency translation adjustment		(1,083)	1,166
Balance, end of period		755	3,066

Contributed Surplus
Balance, beginning of period		24,896	25,109
Share-based compensation expense	15	96	194
Transfer to share capital on exercise of options	15	(1,087)	-
Balance, end of period		23,905	25,303

Retained Earnings (Deficit)
Balance, beginning of period		(1,181)	(41,519)
Net earnings (loss)		80,943	(3,302)
Dividends	17	(7,309)	-
Balance, end of period		72,453	(44,821)

See accompanying notes to the Condensed Consolidated Interim Financial Statements

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

Condensed Consolidated Interim Statements of Cash Flows

(Unaudited - Expressed in thousands of US Dollars)

		Three Months Ended June 30		Six Months Ended June 30
	Notes	2022	2021	2022	2021

OPERATING
Net earnings (loss)		32,133	7,722	80,943	(3,302)
Adjustments for:
Depletion, depreciation and amortization	9	7,299	6,959	14,169	11,774
Asset retirement obligation accretion	10	86	45	159	111
Impairment reversal	9	-	-	(25,983)	-
Share-based compensation	15	2,801	816	6,231	3,587
Finance costs	6	717	333	1,271	803
Unrealized (gain) loss on financial instruments	4	(569)	1,248	787	4,218
Unrealized loss on foreign currency translation		19	8	92	12
Gain on concession merger	5	-	-	(7,953)	-
Asset retirement obligations settled	10	(21)	(31)	(120)	(22)
Changes in working capital	19	(295)	6,732	(51,208)	2,711
Net cash generated by operating activities		42,170	23,832	18,388	19,892

INVESTING
Additions to intangible exploration and evaluation assets	8	(40)	(15)	(64)	(578)
Additions to petroleum and natural gas assets	9	(15,662)	(3,557)	(24,293)	(5,887)
Additions to other assets	9	(34)	(25)	(228)	(39)
Changes in working capital	19	5,874	522	5,904	2,347
Net cash used in investing activities		(9,862)	(3,075)	(18,681)	(4,157)

FINANCING
Issue of common shares	14	(325)	-	(989)	-
Interest paid	6	(42)	(291)	(78)	(584)
Increase in long-term debt	12	55	146	110	225
Payments on lease obligations	11	(508)	(479)	(997)	(1,071)
Repayments of long-term debt	12	-	(5,000)	-	(5,000)
Dividends paid	17	(7,309)	-	(7,309)	-
Increase in modernization payment liabilities	5	-	-	59,027	-
Payments on modernization payment liabilities	5	-	-	(26,000)	-
Changes in working capital	19	(49)	(8)	(17)	(9)
Net cash (used in) generated by financing activities		(8,178)	(5,632)	23,747	(6,439)

Currency translation differences relating to cash		(200)	(155)	(208)	(167)
NET INCREASE IN CASH		23,930	14,970	23,246	9,129
CASH, BEGINNING OF PERIOD		37,245	28,669	37,929	34,510
CASH, END OF PERIOD		61,175	43,639	61,175	43,639

See accompanying notes to the Condensed Consolidated Interim Financial Statements

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

As at June 30, 2022 and December 31, 2021 and for the three and six month periods ended June 30, 2022 and 2021

(Unaudited - All amounts expressed in U.S. Dollars, except as otherwise noted)

1. CORPORATE INFORMATION

TransGlobe Energy Corporation ("TransGlobe" or the "Company") and its subsidiaries are engaged in oil and natural gas exploration, development and production, and the acquisition of oil and natural gas properties. The Company's shares are traded on the Toronto Stock Exchange (“TSX”), the London Stock Exchange's Alternative Investment Market ("AIM") and the Capital Market of the NASDAQ Stock Market (“NASDAQ”). TransGlobe is incorporated in Alberta, Canada and the address of its principal place of business is Suite 900, 444 – 5th Avenue SW, Calgary, Alberta, Canada, T2P 2T8.

2. BASIS OF PREPARATION

These Condensed Consolidated Interim Financial Statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, using accounting policies consistent with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board (“IASB”). The accounting policies used in the preparation of these Condensed Consolidated Interim Financial Statements were the same as those used in the preparation of the most recent audited Consolidated Financial Statements for the year ended December 31, 2021.

These Condensed Consolidated Interim Financial Statements were authorized for issue by the Board of Directors on August 9, 2022.

The Condensed Consolidated Interim Financial Statements are presented and expressed in United States dollars (“US$”), unless otherwise noted. All references to $ are to United States dollars and references to C$ are to Canadian dollars.

These Condensed Consolidated Interim Financial Statements do not contain all the disclosures required for full annual financial statements and should be read in conjunction with the December 31, 2021 audited Consolidated Financial Statements.

3. CRITICAL JUDGMENTS AND ACCOUNTING ESTIMATES

Timely preparation of financial statements in conformity with IFRS as issued by the IASB requires that management make estimates and assumptions and use judgments that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the Condensed Consolidated Interim Financial Statements. Accordingly, actual results may differ from estimated amounts as future events occur.

4. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Fair values of financial instruments

The Company has classified its cash and derivative commodity contracts as fair value through profit or loss. All are measured at fair value with subsequent changes recognized through earnings (loss). Accounts receivable are classified as assets at amortized cost; accounts payable and accrued liabilities, lease obligations, share-based compensation liabilities, long-term debt and modernization payment liabilities are classified as liabilities at amortized cost, all of which are measured initially at fair value, and subsequently at amortized cost. Transaction costs attributable to financial instruments carried at amortized cost are included in the initial measurement of the financial instrument and are subsequently amortized using the effective interest rate method.

Carrying value and fair value of financial assets and liabilities are summarized as follows:

	June 30, 2022		December 31, 2021
Classification ($000s)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets at fair value through profit or loss	61,175	61,175	37,929	37,929
Financial assets at amortized cost	74,790	74,790	12,217	12,217
Financial liabilities at fair value through profit or loss	858	858	88	88
Financial liabilities at amortized cost	92,412	92,412	29,952	29,952

Assets and liabilities as at June 30, 2022 that are measured at fair value are classified into levels reflecting the method used to make the measurements. Fair values of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than quoted prices for which all significant inputs are observable, either directly or indirectly. Level 3 valuations are based on inputs that are unobservable and significant to the overall fair value measurement.

The Company’s cash and derivative commodity contracts are assessed on the fair value hierarchy described above. TransGlobe’s cash is classified as Level 1. Derivative commodity contracts are classified as Level 2. Assessment of the significance of a particular input to the fair value measurement

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

requires judgment and may affect the placement within the fair value hierarchy level. There were no transfers between levels in the fair value hierarchy in the period.

Derivative commodity contracts

The nature of TransGlobe’s operations exposes it to fluctuations in commodity prices, interest rates and foreign currency exchange rates. TransGlobe monitors and, when appropriate, uses derivative financial instruments to manage its exposure to these fluctuations. All current derivatives of this nature entered into by TransGlobe are related to future natural gas production. TransGlobe has elected not to designate any of its derivative financial instruments as accounting hedges and thus accounts for changes in fair value in net earnings (loss) at each reporting period. TransGlobe has not obtained collateral or other security to support its financial derivatives as management reviews the creditworthiness of its counterparties prior to entering into derivative contracts. The derivative financial instruments are initiated within the guidelines of the Company's corporate hedging policy. This includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

In accordance with the terms of its revolving Canadian reserves-based lending facility with ATB, the Company is required to enter into hedging arrangements based on its debt utilization. If utilization is below 50%, TransGlobe is required to hedge 25% of its annual forecasted average daily Canadian production of oil and natural gas volumes (net of royalties); utilization of between 50%-69% requires a hedge of 50%; utilization of 70% and above requires a hedge of 60%.

The following table summarizes TransGlobe’s outstanding derivative commodity contract positions as at June 30, 2022, the fair values of which have been presented on the Condensed Consolidated Interim Balance Sheet:

Financial AECO natural gas contracts
Period Hedged	Contract	Remaining Volume (GJ)	Daily Volume (GJ)	Bought Put C$/GJ	Sold Call C$/GJ
Jul 2022 - Sep 2022	Collar	358,800	3,900	2.50	3.10
Oct 2022 - Dec 2022	Collar	358,800	3,900	2.50	4.00

The gains and losses on financial instruments for the three and six months ended June 30, 2022 and 2021 are comprised as follows:

	Three Months Ended June 30		Six Months Ended June 30
($000s)	2022	2021	2022	2021
Realized derivative loss on derivative commodity contracts during the period	717	3,646	767	5,191
Unrealized derivative (gain) loss on commodity contracts outstanding at period end	(569)	1,248	787	4,218
Loss on financial instruments	148	4,894	1,554	9,409

Overview of Risk Management

The Company’s activities expose it to a variety of financial risks that arise as a result of its exploration, development, production and financing activities:

•Credit risk

•Market risk

•Liquidity risk

The Board of Directors and Audit Committee oversee management’s establishment and execution of the Company’s risk management framework. Management has implemented and monitors compliance with risk management policies. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities.

Credit risk

Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to fulfill their contractual obligations. The Company’s exposure to credit risk primarily relates to cash and accounts receivable, the majority of which are in respect of oil and natural gas operations. The Company generally extends unsecured credit to these parties and therefore the collection of these amounts may be affected by changes in economic or other conditions. The Company has not experienced any material credit losses in its cash investments or in the collection of accounts receivable to date.

TransGlobe's accounts receivable related to the Canadian operations are with customers and joint interest partners in the petroleum and natural gas industry, and are subject to normal industry credit risks. Receivables from petroleum and natural gas marketers are normally collected in due course. The Company currently sells its production to several purchasers under standard industry sale and payment terms. Purchasers of TransGlobe's natural gas, crude oil and natural gas liquids are subject to a periodic internal credit review to minimize the risk of non-payment. The Company has continued to closely monitor and reassess the creditworthiness of its counterparties, including financial institutions.

Trade and other receivables are analyzed in the table below.

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

($000s)	June 30, 2022	December 31, 2021
Neither impaired nor past due	16,289	4,022
Not impaired and past due in the following period:
Within 30 days	109	6,067
31-60 days	56,466	851
61-90 days	1,212	608
Over 90 days	714	669
Accounts receivable	74,790	12,217

During the three months ended June 30, 2022, the Company sold an Egypt crude oil cargo of 451.0 Mbbls for proceeds of $46.3 million, which were collected in May and June. Depending on the Company's assessment of the credit of crude purchasers, they may be required to post irrevocable letters of credit to support the sales prior to the cargo liftings. During the second quarter of 2022 the Company sold 104.0 Mbbls of inventoried entitlement crude oil to EGPC for proceeds of $11.8 million.

As at June 30, 2022, $67.5 million of current receivables represent the effective date adjustment owed to the Company related to the Merged Concession (as defined herein). See Note 5 for additional details.

All accounts receivable are in good standing and collection is not considered to be at risk.

Prior credit losses in the collection of accounts receivable by TransGlobe have been negligible and the Company does not anticipate any significant future credit losses based on forward looking information. Accordingly, no provision has been recorded for expected credit losses (“ECL”).

Market risk

Market risk is the risk or uncertainty arising from possible market price movements and the associated impact on future performance of the business. The market price movements that the Company is exposed to include commodity prices, foreign currency exchange rates and interest rates, all of which could adversely affect the value of the Company’s financial assets, liabilities and financial results.

Commodity price risk

The Company’s operational results and financial condition are partially dependent on the commodity prices received for its production of oil, natural gas and NGLs. The Company is exposed to commodity price risk on its derivative assets and liabilities which are used as part of the Company's risk management program to mitigate the effects of changes in commodity prices on future cash flows. While transactions of this nature relate to forecasted future petroleum and natural gas production, TransGlobe does not designate these derivative assets and liabilities as accounting hedges. As such, changes in commodity prices impact the fair value of derivative instruments and the corresponding gains or losses on derivative instruments. The estimated fair value of unrealized commodity contracts is reported on the Consolidated Interim Balance Sheets, with any change in the unrealized positions recorded to net earnings (loss). The Company assesses these instruments on the fair value hierarchy and has classified the determination of fair value of these instruments as Level 2, as the fair values of these transactions are based on an approximation of the amounts that would have been received from counterparties to settle the transactions outstanding as at the date of the Consolidated Interim Balance Sheets with reference to forward prices and market values provided by independent sources. The actual amounts realized may differ from these estimates.

Foreign currency exchange risk

As the Company’s business is conducted primarily in U.S. dollars and its financial instruments are primarily denominated in U.S. dollars, the Company’s exposure to foreign currency exchange risk relates primarily to certain cash and cash equivalents, accounts receivable, long-term debt, lease obligations and accounts payable and accrued liabilities denominated in Canadian dollars. When assessing the potential impact of foreign currency exchange risk, the Company believes that 10% volatility is a reasonable measure. The Company estimates that a 10% increase in the value of the Canadian dollar against the U.S. dollar would decrease net earnings for the three months ended June 30, 2022 by approximately $0.9 million, compared to a $0.7 million decrease to net earnings in the same period in 2021. Conversely, a 10% decrease in the value of the Canadian dollar against the U.S. dollar would increase net earnings by approximately $0.9 million for the three months ended June 30, 2022 compared to a $0.7 million increase to net earnings in the same period of 2021. The Company does not utilize derivative instruments to manage this risk.

The Company is also exposed to foreign currency exchange risk on cash balances denominated in Egyptian pounds. Some collections of accounts receivable from the Egyptian Government are received in Egyptian pounds, and while the Company is generally able to spend the Egyptian pounds received on accounts payable denominated in Egyptian pounds, there remains foreign currency exchange risk exposure on Egyptian pound cash balances. Using month-end cash balances converted at month-end foreign exchange rates, the average Egyptian pound cash balance at June 30, 2022 was $0.8 million in equivalent U.S. dollars (June 30, 2021 - $0.9 million). The Company estimates that a 10% increase in the value of the Egyptian pound against the U.S. dollar would decrease net earnings for the three months ended June 30, 2022 by approximately $0.1 million, compared to a $0.1 million decrease to net earnings in the same period in 2021. Conversely, a 10% decrease in the value of the Egyptian pound against the U.S. dollar would increase net earnings by $0.1 million for the three months ended June 30, 2022, compared to a $0.1 million increase to net earnings in the same period of 2021. The Company does not currently utilize derivative instruments to manage foreign currency exchange risk.

The Company maintains nominal balances of British Pounds Sterling to pay in-country costs incurred in operating its London office. Foreign exchange risk on these funds is not considered material.

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

Interest rate risk

Fluctuations in interest rates could result in a significant change in the amount the Company pays to service variable interest debt. No derivative contracts were entered into during Q2-2022 to mitigate interest rate risk. When assessing interest rate risk applicable to the Company’s variable interest debt, the Company believes 1% volatility is a reasonable measure. Interest rates increasing or decreasing by 1% would have a negligible impact on the Company’s net earnings, for the three months ended June 30, 2022. Comparatively, the effect of interest rates increasing by 1% would decrease net earnings for the three months ended June 30, 2021 by $0.1 million and, conversely, the effect of interest rates decreasing by 1% would increase net earnings for the same period by $0.1 million.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. Liquidity describes a company’s ability to access cash. Companies operating in the upstream oil and gas industry require sufficient cash in order to fund capital programs necessary to maintain and increase production and proved reserves, to acquire strategic oil and gas assets and to repay debt.

The Company actively maintains credit facilities to ensure it has sufficient available funds to meet current and foreseeable financial requirements at a reasonable cost. Refer to Note 13 herein for details on the Company’s contractual maturities of financial liabilities at June 30, 2022 and December 31, 2021.

As at June 30, 2022, the Company had a revolving Canadian reserves-based lending facility with ATB totaling $17.4 million (C$22.5 million), of which $3.1 million (C$4.0 million) was drawn and outstanding. During the six months ended June 30, 2022, the Company had drawings of $0.1 million (C$0.1 million) on this facility (See Note 12).

The Company actively monitors its liquidity to ensure that its cash flows, credit facilities and working capital are adequate to support these financial liabilities, as well as the Company’s capital programs.

To date, the Company has experienced no difficulties with transferring funds abroad.

5. MERGED CONCESSION AGREEMENT

On January 19, 2022, the agreement with EGPC to merge, amend and extend the Company’s three existing Eastern Desert concessions (the “Merged Concession” or “Agreement”) was executed. The Merged Concession includes improved cost recovery and production sharing terms scaled to oil prices with a new 15-year development term and a 5-year extension option.

TransGlobe remitted the initial modernization payment of $15.0 million and signature bonus of $1.0 million as part of the conditions precedent to the official signing of the Merged Concession on January 19, 2022. In accordance with the Agreement, the Company made another modernization payment to EGPC in the amount of $10.0 million on February 1, 2022. As previously disclosed, the modernization payments under the Agreement total $65.0 million and are payable over six years from February 1, 2020 (the “Effective Date”). The Company estimated the net present value of the modernization payment liabilities to be $34.2 million as at June 30, 2022 using a discount rate of 8%. The Company recorded a corresponding increase in carrying amount of its Eastern Desert PNG assets for the modernization payments under the Merged Concession.

Upon execution of the Merged Concession, there was an effective date adjustment owed to the Company for the difference between historic and Merged Concession agreement commercial terms applied against Eastern Desert production from the effective date of February 1, 2020. The quantum of the effective date adjustment is currently being finalized with EGPC and could result in a range of outcomes based on the final price per barrel negotiated. TransGlobe has recognized a receivable of $67.5 million at June 30, 2022, which represents the amount expected to be received from EGPC based on historical realized prices. The effective date adjustment was recognized against the Eastern Desert PNG assets noted above, with the incremental value in excess of PNG additions ($8.0 million) being recognized as a gain on concession merger in the Statement of Earnings (Loss).

Pursuant to the Merged Concession in Egypt, the Company has a minimum financial commitment of $50.0 million per each five-year period of the primary development term, for a total of $150 million commencing on the Effective Date.  All investments which exceed the five-year minimum $50 million threshold will carry forward to offset against subsequent five-year commitments. Since February 1, 2020, TransGlobe has incurred $30.2 million in capital expenditures in the Eastern Desert.

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

6. FINANCE COSTS

Finance costs recognized in net earnings were as follows:

	Three Months Ended June 30		Six Months Ended June 30
($000s)	2022	2021	2022	2021
Interest on long-term debt	-	202	-	431
Interest on borrowing base facility	42	80	78	156
Amortization of deferred financing costs	-	-	-	103
Interest on modernization payment liabilities	651	-	1,148	-
Interest on lease obligations	24	51	45	113
Finance costs	717	333	1,271	803
Interest paid	42	291	78	584

7. PRODUCT INVENTORY

Product inventory consists of the Company's entitlement crude oil barrels in Egypt, which are valued at the lower of cost or net realizable value. Costs include operating expenses and depletion associated with crude oil entitlement barrels and are determined on a concession by concession basis. These amounts are initially capitalized and expensed when sold.

As at June 30, 2022, the Company held nil crude oil inventory (December 31, 2021 – nil).

8. INTANGIBLE EXPLORATION AND EVALUATION ASSETS

The following table reconciles the changes in TransGlobe's exploration and evaluation assets:

($000s)
Balance at December 31, 2021	2,673
Additions to exploration and evaluation assets	64
Balance at June 30, 2022	2,737

The ending balance of intangible exploration and evaluation assets as at June 30, 2022 includes $0.6 million in Canada (December 31, 2021 - $0.6 million) and $2.2 million in South Ghazalat (December 31, 2021 - $2.1 million).

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

9. PROPERTY AND EQUIPMENT

The following table reconciles the changes in TransGlobe's property and equipment assets:

($000s)	PNG Assets	Other Assets	Total
Cost
Balance at December 31, 2021	745,940	20,384	766,324
Increase in right-of-use assets	1,972	430	2,402
Additions	24,293	228	24,521
Merged Concession agreement (Note 5)	59,526	-	59,526
Merged Concession effective date adjustment (Note 5)	(59,526)	-	(59,526)
Change in estimate for asset retirement obligations (Note 10)	(2,633)	-	(2,633)
Balance at June 30, 2022	769,572	21,042	790,614

Accumulated depreciation, depletion, amortization and impairment losses
Balance at December 31, 2021	575,047	18,182	593,229
Depletion, depreciation and amortization for the period[1]	13,606	564	14,170
Impairment reversal	(25,983)	-	(25,983)
Balance at June 30, 2022	562,670	18,746	581,416

Foreign Exchange
Balance at December 31, 2021	2,911	-	2,911
Currency translation adjustments	(1,303)	-	(1,303)
Balance at June 30, 2022	1,608	-	1,608

Net book value
At December 31, 2021	173,804	2,202	176,006
At June 30, 2022	208,510	2,296	210,806
1	Depletion, depreciation and amortization for the period includes amounts capitalized to product inventory for barrels produced but not sold in the period.

TransGlobe performed a cash-generating unit (“CGU”) assessment upon execution of the Merged Concession. It was determined that the Company’s three Eastern Desert CGUs (West Gharib, West Bakr and North West Gharib) no longer constituted individual CGUs. Under the Merged Concession, the Eastern Desert is now the lowest level at which there are identifiable cash inflows that are largely independent of the cash inflows of other groups of assets or properties.

At March 31, 2022 indicators of impairment reversal were present on the Company’s PNG assets in the Eastern Desert CGU in Egypt as a result of the improved commercial terms of the Merged Concession and a further increase and stabilization of forecasted commodity prices in Q1-2022. The Company performed impairment reversal calculations at March 31, 2022 on the Eastern Desert CGU based on fair value less costs to sell (fair value hierarchy Level 3), using estimated after-tax cash discounted cash flows on proved plus probable reserves.

The Company used a discount rate of 15% and the following commodity price estimates:

Brent Crude Oil[1]
Year	$/Bbl
2022 (Q2-Q4)	97.50
2023	87.07
2024	78.25
2025	77.34
2026	78.89
2027	80.46
2028	82.07
2029	83.72
2030	85.39
2031	87.10
Thereafter[2]	+2.0%/yr
[1]	Average of the forecasts ("IQRE Average Forecast") of GLJ Ltd., McDaniel & Associates Consultants Ltd. and Sproule Associates Limited each dated April 1, 2022.
[2]	Percentage change represents the increase in each year after 2031 to the end of the reserves life.

Based on the results of the impairment reversal calculations completed, recoverable amounts were determined to be greater than the carrying values of the CGU tested resulting in $26.0 million of impairment reversal being recorded. The impairment reversal was limited to total accumulated historical impairments less subsequent depletion. No indicators of impairment were identified as at June 30, 2022.

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

The following table discloses the carrying amounts and depreciation charges for right-of-use assets by class of underlying asset as at and for the three months ended June 30, 2022:

($000s)	PNG Assets	Other Assets	Total
Net book value at December 31, 2021	376	246	622
Increase in right-of-use assets	1,972	430	2,402
Depreciation for the year	(457)	(315)	(772)
Net book value at June 30, 2022	1,891	361	2,252

10. ASSET RETIREMENT OBLIGATIONS

The following table reconciles the change in TransGlobe's asset retirement obligations:

($000s)
Balance at December 31, 2021	14,102
Changes in estimates for asset retirement obligations and additional obligations recognized	(2,633)
Obligations settled	(120)
Asset retirement obligation accretion	159
Effect of movements in foreign exchange rates	(173)
Balance at June 30, 2022	11,335

As at June 30, 2022, the entire asset retirement obligation balance relates to the Company's Canadian operations. TransGlobe has estimated the net present value of its asset retirement obligations to be $11.3 million as at June 30, 2022 (December 31, 2021 - $14.1 million). These payments are expected to be made between 2022 and 2066. TransGlobe calculated the present value of the obligations using discount rates between 3.10% and 3.23% (December 31, 2021 – rates between 0.95% and 1.68%) to reflect the market assessment of the time value of money as well as risks specific to the liabilities that have not been included in the cash flow estimates. The inflation rate used in determining the cash flow estimate was 2.00% per annum (December 31, 2021 – 2.00%).

As at June 30, 2022 and December 31, 2021 there are no asset retirement obligations associated with the Egypt production sharing concessions.

11. LEASE OBLIGATIONS

The following table reconciles TransGlobe's lease obligations:

($000s)	As at June 30, 2022	As at December 31, 2021
Current portion of lease obligations	1,245	764
Non-current portion of lease obligations	1,005	36
Total lease obligations	2,250	800

During the six months ended June 30, 2022, the Company incurred $0.1 million (June 30, 2021 - $0.1 million) on interest expense and paid a total cash outflow of $1.0 million (June 30, 2021 - $1.0 million) relating to lease obligations.

12. LONG-TERM DEBT

As at June 30, 2022, interest-bearing debt was comprised as follows:

	June 30, 2022	December 31, 2021
Reserves-based lending facility - amount drawn	3,102	3,040

As at June 30, 2022, the Company had in place a revolving Canadian reserves-based lending facility with ATB totaling $17.4 million (C$22.5 million), of which $3.1 million (C$4.0 million) was drawn (December 31, 2021 - $3.0 million/C$3.9 million). The facility bears interest at a rate of either ATB Prime or CDOR (Canadian Dollar Offered Rate) plus applicable margins that vary from 2.25% to 4.25% (December 31, 2021: 2.25% to 4.25%) depending on the Company’s net debt to trailing cash flow ratio. During the six months ended June 30, 2022, the Company drew $0.1 million (C$0.1 million) on the revolving facility.

TransGlobe received a three-month extension on the annual ATB facility renewal to August 31, 2022.

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

The following table reconciles the changes in TransGlobe's long-term debt:

($000s)
Balance at December 31, 2021	3,040
Draws on revolving credit facility	110
Effects of movements in foreign exchange rates	(48)
Balance at June 30, 2022	3,102

During the six months ended June 30, 2022, the Company paid $0.1 million (June 30, 2021 - $0.6 million) in interest on its long-term debt.

The Company's interest-bearing loans and borrowings are measured at amortized cost. The reserves-based lending facility is subject to certain covenants. The Company was in compliance with its covenants as at June 30, 2022 and December 31, 2021.

The estimated future debt payments on long-term debt as of June 30, 2022 are as follows:

($000s)	Reserves Based Lending Facility
2023	3,102

13. COMMITMENTS AND CONTINGENCIES

As part of its normal business, the Company entered into arrangements and incurred obligations that will impact the Company’s future operations and liquidity. The principal commitments of the Company are as follows:

		Payment Due by Period[1]
($000s)	Recognized in Financial Statements	Contractual Cash Flows	Less than 1 year	1-3 years	4-5 years	More than 5 years
Accounts payable and accrued liabilities	Yes-Liability	42,707	42,707	-	-	-
Long-term debt	Yes-Liability	3,102	-	3,102	-	-
Lease obligations	Yes-Liability	2,250	1,245	1,005	-	-
Share-based compensation liabilities	Yes-Liability	10,178	8,286	1,892	-	-
Modernization payment liabilities[2]	Yes-Liability	40,000	10,000	30,000	-	-
Minimum financial commitment[3]	No	119,768	-	19,768	-	100,000
Derivative commodity contracts	Yes-Liability	858	858	-	-	-
Equipment and facility leases[4]	No	501	501	-	-	-
Total		219,364	63,597	55,767	-	100,000
[1]	Payments denominated in foreign currencies have been translated at June 30, 2022 exchange rates.
[2]	Four annual equalization payments of $10.0 million owing to EGPC beginning on February 1, 2023 until February 1, 2026.

3    Minimum work commitments include contracts awarded for capital projects and those commitments related to development and drilling obligations (see Note 5).

[4]	Equipment lease includes one workover rig.

In the normal course of its operations, the Company may be subject to litigation and claims. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse impact on the results of operations, financial position or liquidity of the Company.

Pursuant to the Merged Concession in Egypt, the Company had a minimum financial commitment of $50.0 million per each five-year period of the primary development term, commencing on the February 1, 2020 effective date.  All investments which exceed the five-year minimum $50 million threshold will carry forward to offset against subsequent five-year commitments

The Company is not aware of any material provisions or other contingent liabilities as at June 30, 2022 and December 31, 2021.

14. SHARE CAPITAL

The Company is authorized to issue an unlimited number of common shares with no par value. Shares in issue as at June 30, 2022 and December 31, 2021 are outlined below:

	Six Months Ended June 30, 2022		Year Ended December 31, 2021
(000s)	Shares	Amount ($)	Shares	Amount ($)
Balance, beginning of year	72,775	153,021	72,543	152,805
Stock options exercised	534	(990)	232	(340)
Contributed surplus re-class on exercise	-	1,087	-	556
Balance, end of year	73,309	153,118	72,775	153,021

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

15. SHARE-BASED PAYMENTS

Stock options

The following table summarizes information about the stock options outstanding and exercisable at the dates indicated:

	Six Months Ended June 30, 2022		Year Ended December 31, 2021
(000s)	Number of Options	Weighted-Average Exercise Price ($C)	Number of Options	Weighted-Average Exercise Price ($C)
Options outstanding, beginning of period	3,083	2.10	4,589	2.16
Granted	-	-	402	2.16
Exercised	(1,816)	2.25	(906)	2.34
Expired	-	-	(1,002)	2.19
Options outstanding, end of period	1,267	1.70	3,083	2.10
Options exercisable, end of period	726	1.88	1,810	2.35

Compensation expense of $0.8 million was recorded during the six months ended June 30, 2022 (June 30, 2021 - $0.2 million) in general and administrative expenses in the Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss) and Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity in respect of stock options. The fair value of all common stock options granted is estimated on the date of grant using the lattice-based trinomial option pricing model.

All options granted vest annually over a three-year period and expire five years after the grant date. During the six months ended June 30, 2022, employees exercised 1.8 million stock options valued at C$4.3 million (June 30, 2021 – nil). As at June 30, 2022 and December 31, 2021, the entire balance in contributed surplus was related to previously recognized share-based compensation expense on equity-settled stock options.

Restricted share unit ("RSU"), performance share unit ("PSU") and deferred share unit ("DSU") plans

The number of RSUs, PSUs and DSUs outstanding as at June 30, 2022 are as follows:

(000s)	RSUs	PSUs	DSUs
Units outstanding, December 31, 2021	823	2,282	932
Granted	278	322	-
Exercised/Expired	(387)	(495)	(320)
Forfeited	-	(9)	-
Reinvested	22	52	18
Units outstanding, June 30, 2022	736	2,152	630

During the six months ended June 30, 2022, compensation expense of $5.5 million (June 30, 2021 - $3.4 million) was recorded in general and administrative expenses in the Condensed Consolidated Interim Statements of Earnings (Loss) and Comprehensive Income (Loss) in respect of the revaluation of outstanding share units granted under the three plans described above.

16. PER SHARE AMOUNTS

The basic weighted-average number of common shares outstanding for the three and six months ended June 30, 2022 was 73,241,193 and 73,009,300 (three and six months ended June 30, 2021 - 72,542,071). The diluted weighted-average number of common shares outstanding for the three and six months ended June 30, 2022 was 73,517,053 (June 30, 2021 – 72,921,693) and 74,337,158 (June 30, 2021 – 72,953,513), respectively. These outstanding share amounts were used to calculate net earnings (loss) per share in the respective periods.

In determining diluted net earnings per share, the Company assumes that the proceeds received from the exercise of “in-the-money” stock options are used to repurchase common shares at the average market price. In calculating the weighted-average number of diluted common shares outstanding for the three and six month periods ended June 30, 2022 and June 30, 2021, no stock options were excluded from the calculation as the exercise price of the options was not greater than the average common share market price in the period.

17. DIVIDENDS

On March 16, 2022 the Company declared a dividend of $0.10 per share, which was paid on May 12, 2022 to shareholders of record on April 29, 2022. The ex-dividend date was April 28, 2022.

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

18. SEGMENTED INFORMATION

The Company has two reportable segments for the three and six months ended June 30, 2022 and 2021: the Arab Republic of Egypt and Canada. The Company, through its operating segments, is engaged primarily in oil exploration, development and production and the acquisition of oil and gas properties. In presenting information on the basis of operating segments, segment revenue is based on the geographical location of assets which is also consistent with the location of the segment customers. Segmented assets are also based on the geographical location of the assets. There are no inter-segment sales. The accounting policies of the operating segments are the same as the Company’s accounting policies.

	Three Months Ended June 30
	2022	2021	2022	2021	2022	2021	2022	2021
($000s)	Egypt		Canada		Corporate		Total
Revenue
Oil sales	99,689	77,831	5,533	3,942	-	-	105,222	81,773
Natural gas sales	-	-	1,685	1,137	-	-	1,685	1,137
Natural gas liquids sales	-	-	2,520	2,108	-	-	2,520	2,108
Less: royalties	(33,267)	(32,843)	(1,470)	(1,580)	-	-	(34,737)	(34,423)
Petroleum and natural gas sales, net of royalties	66,422	44,988	8,268	5,607	-	-	74,690	50,595
Finance revenue	-	-	-	-	3	3	3	3
Other revenue	-	-	-	-	1	33	1	33
Total segmented revenue	66,422	44,988	8,268	5,607	4	36	74,694	50,631

Segmented expenses
Production and operating	12,907	17,919	1,923	1,803	-	-	14,830	19,722
Selling costs	2,010	1,671	-	-	-	-	2,010	1,671
General and administrative	1,494	1,272	228	332	6,355	2,066	8,077	3,670
Foreign exchange loss	-	-	-	-	13	10	13	10
Finance costs	673	246	42	85	2	2	717	333
Depletion, depreciation and amortization	5,730	4,796	1,492	2,076	77	87	7,299	6,959
Asset retirement obligation accretion	-	-	86	45	-	-	86	45
Loss on financial instruments	-	4,292	148	602	-	-	148	4,894
Income tax expense	9,381	5,605	-	-	-	-	9,381	5,605
Segmented net earnings (loss)	34,227	9,187	4,349	664	(6,443)	(2,129)	32,133	7,722

Capital expenditures
Exploration and development	5,713	2,585	10,023	1,012	-	-	15,736	3,597
Corporate	-	-	-	-	-	-	-	-
Total capital expenditures	5,713	2,585	10,023	1,012	-	-	15,736	3,597

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

	Six Months Ended June 30
	2022	2021	2022	2021	2022	2021	2022	2021
($000s)	Egypt		Canada		Corporate		Total
Revenue
Oil sales	170,153	114,805	12,123	6,615	-	-	182,276	121,420
Natural gas sales	-	-	3,255	2,079	-	-	3,255	2,079
Natural gas liquids sales	-	-	5,406	3,796	-	-	5,406	3,796
Less: royalties	(60,338)	(56,327)	(2,955)	(2,321)	-	-	(63,293)	(58,648)
Petroleum and natural gas sales, net of royalties	109,815	58,478	17,829	10,169	-	-	127,644	68,647
Finance revenue	-	-	-	-	3	6	3	6
Other revenue	-	-	-	-	1	33	1	33
Total segmented revenue	109,815	58,478	17,829	10,169	4	39	127,648	68,686

Segmented expenses
Production and operating	24,194	25,847	3,915	3,324	-	-	28,109	29,171
Selling costs	2,493	1,705	-	-	-	-	2,493	1,705
General and administrative	2,829	2,506	492	555	11,621	5,646	14,942	8,707
Foreign exchange loss	-	-	-	-	5	43	5	43
Finance costs	1,189	632	79	167	3	4	1,271	803
Depletion, depreciation and amortization	10,453	7,803	3,559	3,730	157	241	14,169	11,774
Asset retirement obligation accretion	-	-	159	111	-	-	159	111
Gain on concession merger	(7,953)	-	-	-	-	-	(7,953)	-
Loss on financial instruments	-	8,969	1,554	440	-	-	1,554	9,409
Impairment reversal	(25,983)	-	-	-	-	-	(25,983)	-
Income tax expense	17,939	10,265	-	-	-	-	17,939	10,265
Segmented net earnings (loss)	84,654	751	8,071	1,842	(11,782)	(5,895)	80,943	(3,302)

Capital expenditures
Exploration and development	11,895	3,528	12,690	2,966	-	-	24,585	6,494
Corporate	-	-	-	-	-	10	-	10
Total capital expenditures	11,895	3,528	12,690	2,966	-	10	24,585	6,504

The carrying amounts of reportable segment assets and liabilities are as follows:

	As at June 30, 2022				As at December 31, 2021
($000s)	Egypt	Canada	Corporate	Total	Egypt	Canada	Corporate	Total
Assets
Cash	53,494	4,275	3,406	61,175	27,966	2,248	7,715	37,929
Accounts receivable	69,260	5,005	525	74,790	7,335	4,352	530	12,217
Intangible exploration and evaluation assets	2,153	584	-	2,737	2,089	584	-	2,673
Property and equipment
Petroleum and natural gas assets	124,984	83,526	-	208,510	95,478	78,326	-	173,804
Other assets	1,551	15	730	2,296	1,304	20	878	2,202
Prepaids and other	4,243	416	669	5,328	2,926	312	786	4,024
Deferred taxes	-	-	-	-	6,246	-	-	6,246
Total segmented assets	255,685	93,821	5,330	354,836	143,344	85,842	9,909	239,095

Liabilities
Accounts payable and accrued liabilities	26,316	10,924	5,467	42,707	18,193	4,117	3,802	26,112
Share-based compensation liabilities	-	-	10,178	10,178	-	-	10,133	10,133
Modernization payment liabilities	34,175	-	-	34,175	-	-	-	-
Derivative commodity contracts	-	858	-	858	-	88	-	88
Long-term debt	-	3,102	-	3,102	-	3,040	-	3,040
Asset retirement obligation	-	11,335	-	11,335	-	14,102	-	14,102
Lease obligation	2,102	7	141	2,250	452	89	259	800
Deferred taxes	-	-	-	-	6,246	-	-	6,246
Total segmented liabilities	62,593	26,226	15,786	104,605	24,891	21,436	14,194	60,521

TRANSGLOBE ENERGY CORPORATION	TSX & AIM: TGL NASDAQ: TGA

19. SUPPLEMENTAL CASH FLOW INFORMATION

Changes in non-cash working capital consisted of the following:

	Three Months Ended June 30		Six Months Ended June 30
($000s)	2022	2021	2022	2021
Operating activities
(Increase) decrease in current assets
Accounts receivable	(116)	(4,432)	(54,622)	(3,645)
Prepaids and other	(476)	316	(1,190)	799
Product inventory[1]	489	5,507	-	1,898
(Decrease) Increase in current liabilities
Accounts payable and accrued liabilities	4,469	5,105	6,671	3,344
Share-based compensation liabilities	(4,661)	236	(2,067)	315
Total changes in non-cash working capital	(295)	6,732	(51,208)	2,711

Investing activities
Increase in current liabilities
Accounts payable and accrued liabilities	5,874	522	5,904	2,347
Total changes in non-cash working capital	5,874	522	5,904	2,347

Financing activities
Iincrease in current liabilities
Other liabilities	(49)	(8)	(17)	(9)
Total changes in non-cash working capital	(49)	(8)	(17)	(9)
[1]	The change in non-cash working capital associated with product inventory represents the change in operating costs capitalized as product inventory in the respective periods.

20. SUBSEQUENT EVENTS

On July 13, 2022 the Company sold its Viking assets in the Harmattan area for C$11.6 million.

On July 14, 2022 TransGlobe and VAALCO Energy, Inc. announced that they have entered into a definitive arrangement agreement (the "Arrangement Agreement") pursuant to which VAALCO will acquire all of the outstanding common shares of TransGlobe in a stock-for-stock strategic business combination transaction (the "Transaction"). Under the terms of the Arrangement Agreement, VAALCO will acquire each TransGlobe share for 0.6727 of a VAALCO share of common stock.